Employment Agreement



     This EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of March 1, 1999, is by and among GLOBAL MARINE INC., a Delaware corporation ("GMI"), GLOBAL MARINE CORPORATE SERVICES INC., a California corporation (the "COMPANY"), and JOHN G. RYAN (the "EMPLOYEE").

     WHEREAS, GMI and the Company have determined that the Employee, a former President and Chief Operating Officer of GMI, has a disability as such term is used in that certain letter agreement between the Employee and GMI dated August 5, 1998 (the "SEVERANCE AGREEMENT), which letter agreement relates to the Employee's right to a severance payment as a result of termination of his employment under certain circumstances, including disability; and

     WHEREAS, GMI and the Company have determined that the Employee could terminate his employment due to his disability and that, under such circumstance, he would be entitled to, among other things, a severance payment consisting of salary continuation and the continuation of his medical, dental and life insurance benefits for an additional 24 months pursuant to the terms of the Severance Agreement; and

     WHEREAS, GMI and the Company have requested that the Employee remain an employee, providing such services and undertaking such duties and responsibilities as GMI or the Company may request from time to time consistent with the Employee's ability, to all of which the Employee has agreed;

     NOW THEREFORE, the parties agree as follows:

   1.  EMPLOYMENT, DUTIES, AND ACCEPTANCE.

       1.1 EMPLOYMENT AND DUTIES. GMI and the Company hereby agree to continue the Employee's employment for a 24-month term commencing March 1, 1999, and expiring at the end of the day on February 28, 2001 (such date, or later date to which this Agreement is extended in accordance with the terms hereof, the "TERMINATION DATE"), unless earlier terminated as provided in Article 4 or unless extended as provided herein (the "TERM"). During the Term, the Employee will initially serve in an untitled capacity and will also serve in those offices and directorships of GMI, the Company, and GMI's other Subsidiaries and Affiliates (as hereinafter defined) to which he may from time to time be appointed or elected. During the Term, the Employee will provide such services and undertake such duties and responsibilities as GMI or the Company may request from time to time consistent with the Employee's ability, subject to the direction of the Chief Executive Officer of GMI, the Board of Directors of GMI (the "GMI BOARD"), and the Board of Directors of the Company (the "COMPANY BOARD" and together with the GMI Board, the "BOARDS"). The Employee will not engage in any other business activities except for passive investments and such other activities as may be approved in writing by GMI or the Company, which activities will not materially interfere with the Employee's obligations hereunder.

      1.2 ACCEPTANCE BY THE EMPLOYEE. The Employee hereby accepts such continuation of his employment and agrees to provide the services and undertake the duties and responsibilities described above.

   2. COMPENSATION, BENEFITS, AND PERQUISITES.

      2.1 ANNUAL SALARY. During the Term, the Company will continue to pay to the Employee his present annual salary (the "ANNUAL SALARY"). The Annual Salary will be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than once each month, less such deductions as may be required to be withheld by applicable law and regulations and as may otherwise be agreed to by the Employee.


      2.2 EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN. The Employee is and will remain a participant in the Global Marine Executive Supplemental Retirement Plan (the "SERP") and will have a vested benefit under the SERP, whether or not he attains age 55 as an employee, and the second sentence of Section 2.8 of the SERP will not apply; provided, however, that this provision will not accelerate any payment under the SERP or under any other retirement plan sponsored by GMI, the Company, or any other Subsidiary or GMI Affiliate to a date earlier than the date such payment would have been made if the Employee had actually attained age 55 as an employee on August 26, 2007.

      2.3 PARTICIPATION IN EMPLOYEE BENEFIT PLANS AND CERTAIN PERQUISITES. The Company and GMI agree to permit the Employee during the Term, if and to the extent eligible, to participate in any 401(k) plan, retirement plan, group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of GMI, the Company, or any other Subsidiary or GMI Affiliate (collectively, "BENEFITS") which may be available to other employees on terms no less favorable to the Employee than the terms offered to such other employees. In addition, during the Term the Company will provide the Employee with an automobile allowance in an amount no less than the amount of his present automobile allowance.

   3. CONFIDENTIALITY, NON-SOLICITATION, AND NON-COMPETITION. Because it is important that GMI, the Company, and each other Subsidiary and GMI Affiliate protect secret, proprietary and confidential information pertaining to their businesses, and because it is reasonable to expect that the Employee has obtained or will obtain such information in the course of his employment, the Employee agrees that he will not:

     (a) divulge or appropriate to the Employee's own use or to the use of others any secret, proprietary or confidential information pertaining to the business of GMI, the Company, or any other Subsidiary or GMI Affiliate obtained in any way during the Employee's employment by GMI, the Company, or any other Subsidiary or GMI Affiliate, it being understood and agreed that the Employee will promptly deliver to GMI, the Company, or any Subsidiary or GMI Affiliate upon the earlier of the request of any such entity or the date of the Employee's termination of such employment all documents, copies thereof, and other material in the Employee's possession or under his control relating to any of the kinds of information identified above; or

     (b) during the period of two years commencing with any termination of his employment with GMI, the Company, or any other Subsidiary or GMI Affiliate, solicit on his own behalf, or on behalf of any other firm, company or other Person (as hereinafter defined) the employment of any person employed by GMI, the Company, or any other Subsidiary or GMI Affiliate; or

     (c) during the period of two years commencing with any termination of his employment with GMI, the Company, or any other Subsidiary or GMI Affiliate, compete with GMI, the Company, or any other Subsidiary or GMI Affiliate in obtaining or performing offshore drilling contracts or services, offshore turnkey drilling, integrated drilling or drilling management contracts or services, or other similar offshore contracts or services, either as an employee, officer, director, consultant, independent contractor or agent of a direct competitor of GMI, the Company, or any other Subsidiary or GMI Affiliate or on his own behalf, it being understood and agreed, however, that this agreement will not preclude the Employee from working for any firm, company or other Person that drills oil and gas wells for its own account or provides onshore oil and gas drilling services and does not compete with GMI, the Company, or any other Subsidiary or GMI Affiliate in obtaining or performing offshore drilling contracts or services, offshore turnkey drilling, integrated drilling or drilling management contracts or services, or other similar offshore services;

and the Employee further agrees that if he violates any provision of this paragraph (i) GMI and/or the Company may bring such action or actions in such court and/or courts as either or both of them may deem necessary or advisable in order to enforce the Employee's compliance with this provision and for damages in respect of such violation, and (ii) GMI and/or the Company may terminate this Agreement, in which case the Employee will be ineligible to receive any further salary, benefit, perquisite or other compensation hereunder from and after such termination.

   4. TERMINATION.

      4.1 TERMINATION IN THE EVENT OF DEATH. In the event of the Employee's death during the Term, the Company will continue to pay the Employee's Annual Salary, at the times and upon the terms provided for herein, for the remainder of the Term to his designated beneficiary or his estate, and any Benefits that have vested in the Employee at the time of his death as a result of his participation in any benefit plans sponsored by GMI, the Company, or any other Subsidiary or GMI Affiliate will be paid to his designated beneficiary or his estate in accordance with the provisions of such plan.

      4.2 TERMINATION WITH CAUSE. GMI and the Company each has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Employee's employment under this Agreement and discharge the Employee with Cause. If such right is exercised, the Term will terminate on the date of such termination and the obligation of GMI and the Company to the Employee will be limited solely to the payment of unpaid Annual Salary accrued and, subject to the provisions of the applicable benefit plans, any benefits vested up to the effective date specified in the notice of termination. As used in this Agreement, the term "Cause" will mean an act of fraud, dishonesty or other misconduct on the part of the Employee that is harmful to GMI, the Company, or any other Subsidiary or GMI Affiliate, but will not mean inadequate performance, incompetence, or failure to perform due to inability caused by his disability as determined in his sole discretion. Prior to the effectiveness of termination for Cause, the Employee will be given 30 days' prior notice from the GMI Board specifically identifying the reasons which are alleged to constitute Cause for any termination hereunder and an opportunity to be heard by the GMI Board in the event the Employee disputes such allegations.

      4.3 TERMINATION WITHOUT CAUSE. GMI and the Company each has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Employee's employment under this Agreement and discharge the Employee without Cause. If the Employee is terminated during the Term without Cause (including any termination which is deemed to be a constructive termination without Cause under Section 4.5 hereof), the Term will terminate on the date of such termination and the obligation of GMI and the Company to the Employee will be limited to (i) the payment, at the times and upon the terms provided for herein, of the Employee's Annual Salary for the remainder of the Term of this Agreement had the Employee not been so terminated, and (ii) the continuation of the Employee's medical, dental and life insurance benefits for the remainder of such Term. In the event of a termination by the Company without Cause within 180 days after a Change of Control (as hereinafter defined), including a constructive termination without Cause pursuant to Section 4.5, the amounts due to the Employee pursuant to this Section 4.3 will be due and payable in one lump-sum payment within 60 days after such termination. In all other cases, any amounts due to the Employee pursuant to this Section 4.3 will be due and payable as and when they would have become due and payable absent such termination. In addition, any Benefits that have vested in the Employee at the time of such termination as a result of his participation in any benefit plans sponsored by GMI, the Company, or any other Subsidiary or GMI Affiliate will be paid to the Employee, or to his estate or designated beneficiary, subject to the provisions of such plans.

      4.4 TERMINATION BY THE EMPLOYEE. Any termination of this Agreement by the Employee during the Term, except such termination as is deemed to be a constructive termination without Cause by the Company under Section 4.5 of this Agreement, will be deemed to be a breach of the terms of this Agreement and will entitle GMI and the Company to discontinue payment of all Annual Salary and benefits accruing from and after the date of such termination. Any Benefits that have vested in the Employee at the time of such termination as a result of his participation in any benefit plans sponsored by GMI, the Company, or any other Subsidiary or GMI Affiliate will be paid to the Employee, or to his estate or designated beneficiary, subject to the provisions of such plans.

      4.5 CONSTRUCTIVE TERMINATION WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Employee's employment under this Agreement may be terminated during the Term by the Employee, which termination will be deemed to be constructive termination by the Company without Cause if such employment is terminated by the Employee within 12 months following a Change of Control, as hereinafter defined, of GMI, of the Company, or of any other Subsidiary or GMI Affiliate by which he is employed or which directly or indirectly owns or controls any Subsidiary or GMI Affiliate by which he is employed.

      4.6 CHANGE OF CONTROL. For the purposes hereof, a "CHANGE OF CONTROL" will be deemed to have occurred if direct or indirect beneficial ownership of securities representing, or other direct or indirect control of, 35% or more of the voting power of the subject entity is held by one holder or by a group of holders working in concert for the purpose of such ownership or control where such holder or holders are not GMI, the Company, or any other Subsidiary or GMI Affiliate.

      4.7 CONTINUATION OF "SERVICE". It is expressly understood and agreed that any and all periods through the earlier of the date the Employee's employment is terminated with Cause, the date the Employee's employment is terminated by death, or the Termination Date will be "Service" for all purposes under any and all retirement plans sponsored by GMI, the Company, or any other Subsidiary or GMI Affiliate in which the Employee participates.

5. LEGAL FEES. In the event of a dispute or disagreement regarding the right of the Employee to receive any compensation or other benefit under this Agreement or the amount of such compensation or other benefit, the Employee will be reimbursed by GMI for any and all attorney's fees and other costs and expenses as and when expended by the Employee in connection with such dispute or disagreement, regardless of the outcome thereof. Further, in the event the Employee becomes entitled to any monies or benefits hereunder, GMI agrees to pay such monies and provide such benefits without regard to any and all claims, offsets or causes of action which GMI may have against the Employee until such time, if ever, as GMI or the Company obtains a final judgment in its favor in a court of competent jurisdiction regarding such claim, offset or cause of action.

6.OTHER PROVISIONS.

      6.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

      6.1.1 "AFFILIATE" with respect to a person means any other person controlled by or under common control with such person but will not include any stockholder or director of an entity, as such.

      6.1.2 "PERSON" means any individual, corporation, partnership, firm, joint company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

      6.1.3 "SUBSIDIARY" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by GMI or the Company.

      6.2 NOTICES. Any notice or other communication required or permitted hereunder will be in writing and will be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.
Any such notice will be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

     If to the Company and GMI, to:

                    Global Marine Inc.
                    777 North Eldridge Parkway
                    Houston, Texas 77079-4493
                    Attn: General Counsel

     If to the Employee, to:

                    John G. Ryan
                    19322 Oak View Terrace
                    Houston, Texas 77094

Any party may change its address for notice hereunder by notice to the other parties hereto.

      6.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or other undertakings, written or oral, with respect thereto, including without limitation the Severance Agreement.

      6.4 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof. Nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      6.5 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the state of Texas (without giving effect to the choice of law provisions thereof) where the employment of the Employee will be deemed, in part, to be performed, and enforcement of this Agreement or any action taken or held with respect to this Agreement will be taken in the courts of appropriate jurisdiction in Houston, Texas.

      6.6 ASSIGNMENT. This Agreement, and any rights and obligations hereunder, may not be assigned by the Employee and may be assigned by GMI and the Company only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of GMI.

      6.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.

      6.8 HEADINGS. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

      6.9 NO PRESUMPTION AGAINST INTEREST. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and, therefore, no provision arising directly or indirectly here from will be construed against any party as being drafted by said party.

      6.10 VALIDITY CONTEST. GMI will promptly pay any and all legal fees and expenses incurred by the Employee from time to time as a direct result of GMI or the Company contesting the due execution, authorization, validity or enforceability of this Agreement.

      6.11 BINDING AGREEMENT. This Agreement will inure to the benefit of and be binding upon (i) GMI, the Company, and their respective successors and assigns, and (ii) the Employee, his beneficiaries, his estate, and their legal representatives.

      6.12 AUTHORIZATION. GMI and the Company each represents and warrants that its Board of Directors has approved and authorized the execution of this Agreement, and GMI represents and warrants that the Compensation Committee of its Board of Directors has approved and authorized the provisions of this Agreement that modify the terms of stock options granted to the Employee by GMI.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

     GLOBAL MARINE INC.                    THE EMPLOYEE


By:  /s/ James L. McCulloch                /s/ John G. Ryan

Name:  James L. McCulloch                  John G. Ryan
Title: Vice President and General
               Counsel


GLOBAL MARINE CORPORATE
SERVICES INC.


By:   /s/ Thomas R. Johnson
Name:  Thomas R. Johnson
Title:    Vice President